Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

 CareTrust REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities*
Fees to Be Paid	Equity	Common Stock	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Equity	Preferred Stock	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Warrants	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Rights (3)	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Units (4)	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Debt	Debt Securities of CareTrust REIT, Inc and/or CTR Partnership, L.P.	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Guarantees of Debt Securities of CareTrust REIT, Inc. and/or CTR Partnership, L.P. (5)	457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					—		(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0 (2)

(1)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fees.

(3)
Each right will represent a right to purchase shares of CareTrust REIT, Inc.’s common stock or preferred stock. Each series of rights will be issued under a separate rights agreement to be entered into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also describe the terms of any rights issued by CareTrust REIT, Inc.

(4)	Each unit will consist of two or more types of securities. The applicable prospectus supplement relating to the units will describe the terms of any units issued by CareTrust REIT, Inc.

(5)
CareTrust REIT, Inc. may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by CTR Partnership, L.P. CTR Partnership, L.P. may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by CareTrust REIT, Inc. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

*	Additional securities may be added by automatically effective post-effective amendment pursuant to Rule 413 under the Securities Act.